                                                                 Exhibit 12

                                  ARMCO INC.
                HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Millions)



                                                    Nine Months
                                                  Ended Sept. 30,                 For the Year Ended December 31,
                                                 -----------------     ------------------------------------------------------
                                                  1998       1997       1997       1996       1995        1994        1993
                                                 ------     ------     ------     ------     -----       ------     ---------
Income (loss) from continuing operations         $ 82.1     $ 59.3     $ 77.1     $ 26.0     $ 23.5      $ 65.8     $ (247.5)
Income tax provision (benefit)                      5.4        1.8        2.3        1.4        2.0       (28.7)        (7.3)
Adjustment to pretax income (loss)
  for unconsolidated businesses and
  minority interest                                 0.6        0.7        1.0        0.6        0.8         0.5         (7.8)
                                                 ------     ------     ------     ------     ------      ------     --------
Pretax income (loss) from continuing
  operations                                       88.1       61.8       80.4       28.0       26.3        37.6       (262.6)

Add fixed charges:
  Interest expense - consolidated group            21.7       26.7       35.5       36.4       33.0        44.1         79.6
  Interest expenses - 50% or more
    owned unconsolidated subsidiaries
  Interest portion of rental expense                1.1        1.1        1.5        1.5        2.5         2.5          4.3
                                                 ------     ------     ------     ------     ------      ------     --------
    Total fixed charges                            22.8       27.8       37.0       37.9       35.5        46.6         83.9
                                                 ------     ------     ------     ------     ------      ------     --------
    Total income (loss) and fixed
      charges                                    $110.9     $ 89.6     $117.4     $ 65.9     $61.8       $ 84.2     $ (178.7)
                                                 ------     ------     ------     ------     ------      ------     --------
                                                 ------     ------     ------     ------     ------      ------     --------

Fixed charges
  From above                                     $ 22.8     $ 27.8     $ 37.0     $ 37.9     $ 35.5      $ 46.6     $   83.9
  Capitalized interest                              0.1        0.3        0.4        0.8        5.1         4.9          1.8
                                                 ------     ------     ------     ------     ------      ------     --------
Total fixed charges                              $ 22.9     $ 28.1     $ 37.4     $ 38.7     $ 40.6      $ 51.5     $   85.7
                                                 ------     ------     ------     ------     ------      ------     --------
                                                 ------     ------     ------     ------     ------      ------     --------

Ratio                                               4.8x       3.2x       3.1x       1.7x       1.5x        1.6x        *
                                                 ------     ------     ------     ------     ------      ------     --------
                                                 ------     ------     ------     ------     ------      ------     --------

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*  For the year ended December 31, 1993, earnings as defined were insufficient to cover fixed charges by $264.4 million.